Exhibit 99.1
Autoliv Inc. Financial Report July - September 2006
Net sales - Up 1% to $1.4 billion Operating income - Down 2% to $102 million Operating margin - 7.2% Strong long-term cash flow

(Stockholm, Oct. 26, 2006) - During the quarter ended September 30, 2006, Autoliv Inc. (NYSE: ALV and SSE: ALIV) managed to withstand strong headwinds from the struggling automotive market and met its guidance of an operating margin of 7.2%.

Consolidated sales increased by 1% to $1,411 million. Organic sales declined by only 2% despite a 5% decrease in West European and an 8% drop in North American light vehicle production. Operating income decreased by 2% to $102 million. Income before taxes decreased by 3% to $92 million. Net income and earnings per share have been positively affected by $66 million from a release of tax reserves and other discrete tax items. As a consequence, reported net income rose by $63 million to $122 million and reported earnings per share by 82 cents to $1.48 compared to $0.66 per share in 2005. Adjusted net income and earnings per share, excluding the release of tax reserves and the discrete tax items, were $56 million and $0.68, respectively.

During the quarter, 1,600 jobs were added in low-cost countries, which is more than in any previous quarter, while 400 jobs were cut in high-cost countries.

Cash flow provided from operations totaled $102 million and $24 million after investing activities. Cash flow has, in the quarter, been negatively impacted by $20 million from lower factoring.

Consolidated sales for the fourth quarter 2006 are expected to increase by 6% with the organic sales portion estimated at 2%, despite anticipated lower light vehicle production in both Western Europe and North America.

An earnings conference call will be held today at 3.30 p.m. (CET). To listen in call:
In Europe +44-207-947-5033
In North America +1-866-432-7186
The conference will also be available at www.autoliv.com under News/Calendar.

3rd Quarter

Market Overview

During the quarter, light vehicle production in the Triad (i.e. Europe, North America and Japan) is estimated to have decreased by 2% compared to the third quarter 2005. At the beginning of the quarter, light vehicle production was expected to be flat.

In Europe, (including Eastern Europe), where Autoliv generates more than half of its revenues, light vehicle production decreased by 1% due to an overall 5% drop in Western Europe. Both declines were 2 percentage points worse than expected. However, in Eastern Europe light vehicle production is reported to have risen by 15%.

In North America, which accounts for a quarter of Autoliv's consolidated revenues, light vehicle production dropped by 8% which was twice as much as expected. "The Big 3" (i.e. GM, Ford and Chrysler) reduced their production by 12%, while the North American light vehicle production of Asian and European vehicle manufacturers was flat. Autoliv has a higher sales value per vehicle with the Asian and European manufacturers than with an average Big-3 vehicle, which somewhat moderated the sharp drop in North American vehicle production.

In Japan, which accounts for nearly one tenth of Autoliv's consolidated sales, light vehicle production increased by 6%.

Autoliv's market is driven not only by vehicle production but also by the fact that new vehicle models are being equipped with an increasing number of airbags and other safety systems in response to consumer demand, new crash test programs and regulations. For instance, the U.S. Congress is expected to adopt the proposed regulation on side impact crash testing and China is introducing a crash test rating program for new vehicle models.

Consolidated Sales

Autoliv's consolidated net sales increased by 1% to $1,411 million compared to the third quarter 2005. Currency effects boosted sales by 3%. Consequently, organic sales (i.e. U.S. GAAP sales excluding currency translation effects and acquisitions/divestitures) decreased by only 2% despite a 5% decrease in West European and a 8% drop in North American light vehicle production. At the beginning of the quarter, organic sales were expected to remain unchanged compared to the same quarter 2005, but light vehicle production has been weaker than expected both in North America and Western Europe. A long strike among certain customers in Korea also negatively affected sales.

Organic sales were driven by Autoliv's strong position in "The Rest of the World" (e.g. China) where both the increase in vehicle production and the increase in the safety content per vehicle is stronger than in the traditional markets within the Triad. Sales were also driven by the continued introduction of Autoliv's side curtain airbag, The Inflatable Curtain, into an increasing number of vehicle models. In addition, Autoliv gained market share in steering wheels, safety electronics and seatbelts. These favorable trends were not enough, however, to offset the negative effects caused by weak North American and West European vehicle production, a strike among certain customers in Korea, continued pricing pressure from customers and strong competition in frontal airbags.

Sales by Product

Sales of airbag products (including electronics and steering wheels) decreased by 1% to $926 million, despite a 3% favorable currency effect. The decrease of 4% in organic sales was due to the drops in North American and West European vehicle production, the expiration of certain frontal airbag contracts and the phase-out of unprofitable airbag inflator contracts. The decline in airbag sales was moderated by higher sales for curtain airbags (organic sales up 11%) and market share gains in steering wheels and electronics.

Sales of seatbelt products (including seat sub-systems) rose by 6% to $485 million, including a 4% positive currency effect. The 2% growth in organic sales despite weak vehicle production is a reflection of Autoliv's gains of market share in Europe and Japan as well as of Autoliv's strong position in Asia Pacific and other emerging markets where both vehicle production and the standards of the seatbelt systems are improving quickly.

Sales by Region

Sales from Autoliv's European companies stood relatively unchanged at $722 million due to favorable currency effects of 7%. The decline in organic sales of 6% reflects the 5% drop in West European light vehicle production, an unfavourable vehicle model mix and the expiration of certain frontal airbag contracts. Thanks to market share gains, organic sales of seatbelts actually rose despite the 1% decline in European light vehicle production. The penetration rate for curtain airbags continues to increase as evidenced by the introduction of the Inflatable Curtain into vehicle models such as Audi's Q7; Ford's Galaxy; Opel's Zafira; Peugeot's 207; and Toyota's Avensis, Corolla, Verso and Yaris.

Sales from Autoliv's North American companies decreased by 5% to $402 million due to the 8% drop in North American light vehicle production. Autoliv's performance reflects a favorable customer mix, market share gains in electronics and steering wheels, as well as the introduction of curtain airbags (up 10%) into vehicle models such as Buick's LaCrosse; Chrysler's Jeep Compass and Dodge Caliber; Honda's Pilot; Nissan's Altima; Toyota's Sienna and Volkswagen's Jetta. Sales were negatively impacted by the expiration of certain frontal airbag contracts and the continued phase-out of unprofitable inflators for airbags.

Sales from Autoliv's companies in Japan rose by 7% to $132 million despite negative currency effects of 4%. Organic sales grew by 11% driven by sales of curtain airbags for Honda's CRV and Toyota's Land Cruiser, Rav4, Ryu and 4Runner. Sales were also supported by market share gains in electronics.

Sales from Autoliv's companies in the Rest of the World (RoW) surged by 21% to $155 million, including currency effects of 4%. Growth of organic sales of 17% was driven by a doubling of the sales of curtain airbags and by strong performance in other side airbags as well as in seatbelts. Sales were also supported by business for Hyundai's Lavita and Sonata; Kia's Sorento, Roche, Carens and Grand Carnival; and Samsung's SM5.

Earnings

During the past several quarters, Autoliv has managed to offset the pricing pressure in the automotive industry and improve gross margin. This has been made possible by systematic and relentless cost reduction activities, including plant consolidations, movement of production to low-cost countries and consolidation of the supplier base. The pricing pressure has also been addressed by the phase-out of unprofitable and low-margin products as well as by expansion in Asia and in side airbags.

However, during the past quarter, light vehicle production dropped in the largest markets. Both raw material prices (mainly $6 million from zinc and aluminum) and distressed suppliers have also had a negative impact. As a result, gross profit declined by 1% or $3 million to $278 million and gross margin decreased to 19.7% from 20.2%.

Operating income decreased by 2% or $2 million to $102 million as a result of the $3 million lower gross profit. Operating margin declined to 7.2% from 7.5% as a result of the 0.5% lower gross margin. R,D&E expense rose to 6.7% of sales from 6.4% as a reflection of strong order-intake and other engineer development activities primarily in safety electronics. However, the negative effect from higher R,D&E expense was offset by lower other operating expense because, in the third quarter 2005, other operating expense was impacted by unusually high restructuring costs.

Income before taxes decreased by $3 million to $92 million, mainly due to $2 million lower operating income. A $7 million negative net interest expense impact due to higher average net debt and higher floating interest rates was virtually offset by interest savings from the changes Autoliv made in its borrowing structure last year in connection with taking advantage of the Jobs Creation Act.

Net income rose by $63 million to $122 million due to a release of tax reserves of $57 million and other discrete tax items of $9 million, principally adjustments related to previous years' tax returns.

Earnings per share rose by 82 cents to $1.48. Earnings per share was boosted primarily by 80 cents from the release of tax reserves and other discrete tax items and by 3 cents from the stock repurchase program. The average number of shares outstanding decreased by 8% to 82.1 million. Currency effects boosted earnings per share by 1 cent, while lower net income had a 2 cent negative impact.

Return on capital employed amounted to 13% and return on equity to 21% compared to 13% and 10%, respectively, in the third quarter 2005. The release of tax reserves and the other discrete tax items contributed 11 percentage points to the improvement in return on equity.

Cash Flow and Balance Sheet

Operations continued to generate a positive cash flow for the 20th quarter in a row. Cash flow amounted to $102 million before investing activities and $24 million after these activities. In the third quarter 2005, cash flow amounted to $124 million before investing activities and $59 million after these activities. Operating working capital increased during the quarter as a result of the release of tax reserves, higher inventories and a decrease in accounts payable. Additionally, accounts receivable increased, partially as a result of a $20 million lower impact from factoring agreements than in the previous quarter.

Capital expenditures, net, increased to $84 million from $66 million in the same quarter 2005 and exceeded depreciation and amortization of $74 million.

Due to the $57 million release of tax reserves, operating working capital increased to $668 million or to 11.0% of 12-month sales and exceeded the Company's policy of 10%. Of the increase in operating working capital as a percentage of sales, one percentage point was due to the release of tax reserves. On June 30, operating working capital was 9.4 % of sales and 9.1% on September 30, 2005.

Days receivables outstanding increased seasonally to 83 from 71 but were reduced from 86 days a year ago, partially as a result of factoring agreements. Days inventory outstanding rose to 37 from 30 and from 36 days a year ago.

Due to strong cash flow, net debt increased by only $54 million to $967 million, despite dividends and stock buy-backs totalling $81 million. Gross interest-bearing debt increased by $61 million to $1,102 million. Net debt to capitalization was increased to 28% from 27% principally by returning $81 million to shareholders.

The policy is to maintain a net debt position that is significantly below 3.0 times EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and an interest-coverage ratio significantly above 2.75 times. At the end of the quarter, these ratios were 1.3 and 15.4 respectively.

Equity increased during the quarter by $42 million to $2,385 million or to $29.37 per share. Equity increased as a result of net income of $122 million and of stock compensation of $3 million. Equity was reduced primarily by share repurchases of $52 million and dividends of $29 million.

Launches during the 3rd Quarter
  BMW's new Mini: Driver airbag with steering wheel, passenger airbag, side airbags, Inflatable Curtains, safety electronics and seatbelts with pretensioners
  Chrysler's new Sebring: Driver airbag with steering wheel, passenger airbag, Inflatable Curtains and seatbelts with pretensioners
  Hondas's new Acura MDX: Driver airbag with steering wheel, passenger airbag, side airbags and Inflatable Curtains
  Hyundai's new Terracan: Driver airbag, passenger airbag, side airbags, Inflatable Curtains and safety electronics
  Mitsubishi's new Grunder: Driver airbag, passenger airbag and seatbelts
  Nissan's new Altima: Side airbags and Inflatable Curtains
  Nissan's new Sentra: Passenger airbag, side airbags, Inflatable Curtains and seatbelts with pretensioners
  Peugeot's new Boxer: Side airbags, Inflatable Curtains and seatbelts with pretensioners
  Suzuki's new XL7: Passenger airbag, seatbelts with pretensioners and safety electronics
  Volvo's new C30: Driver airbag, passenger airbag, side airbags, Inflatable Curtains, and seatbelts with pretensioners.

Nine Months

Market Overview

During the nine-month period January through September 2006, light vehicle production in the Triad increased by nearly 2% due to a strong first quarter.

In Europe, light vehicle production increased by close to 2% due to an 18% increase in Eastern Europe, while light vehicle production in Western Europe declined by 2%.

In North America, light vehicle production decreased by 1%. The Asian and European vehicle manufacturers increased their North American production by 4%, while GM, Ford and Chrysler reduced their production by 3%. This customer and vehicle model mix was favorable for Autoliv due to the Company's strong market position with the Asian and European vehicle manufacturers.

In Japan, light vehicle production increased by 5% in the first nine-month period.

Consolidated Sales

For the year's first nine months, sales decreased by 3% to $4,586 million, including negative currency translation effects of 1%. The 2% decline in organic sales was due to the 2% decline in West European vehicle production, the expiration of certain frontal airbag contracts and the phase-out of unprofitable products. These negative effects were partially offset by strong demand for curtain airbags, higher market share for electronics and strong growth in Asia.

Sales of airbag products decreased by 4% to $3,030 million. Organic sales declined by 3% mainly due to the decline in West European vehicle production.

Sales of seatbelt products decreased by 2% to $1,556 million including 1% from currency effects. The decline in organic sales of 1% was mainly the result of weak vehicle production in Western Europe.

Sales from Autoliv's European companies decreased by 8% to $2,415 million of which 2% was due to currency effects. In addition to the drop in West European vehicle production, organic sales declined by 7% because of a temporary unfavorable vehicle model mix caused by several important vehicle model change-overs.

Sales from Autoliv's North American companies decreased by 1% to $1,286 million in line with the decline in North American vehicle production. Sales were also affected by the expiration of contracts in frontal airbags and inflators, partially offset by a favorable customer mix, strong demand for the Inflatable Curtain and market share gains in electronics.

Sales from Autoliv companies in Japan increased by 3% to $411 million despite a 7% negative currency effect. Growth in organic sales of 10% was mainly driven by strong performance in curtain airbags and market share gains in steering wheels.

Sales from Autoliv companies in the Rest of the World surged by 17% to $474 million, including currency effects of 3%. Growth in organic sales of 14% was driven by a 27% increase in airbags and a sharp jump in safety electronics of 63%, albeit from a previous low level.

Earnings

Gross profit decreased by 2% or $16 million to $952 million due to 3% lower sales, while gross margin improved to 20.7% from 20.4%, mainly due to Autoliv's cost reduction activities.

Despite lower sales and a 1% negative currency effect, operating income increased by 2% or $7 million to $384 million and operating margin improved to 8.4% from 8.0%. Last year, operating margin was reduced by plant closure costs, while operating margin this year has been boosted by a capital gain in the first quarter. Excluding these effects, operating margin was 8.3% and 8.5%, respectively, for this year's and last year's nine-month periods.

Income before taxes rose by 2% or $6 million to $357 million.

Net income increased by $76 million to $299 million, aided by the $57 million release of tax reserves and $14 million from other discrete tax items. Excluding the one-time tax effects, the underlying effective tax rate decreased to 32.3% from 34.1%.

Earnings per share rose by $1.15 to $3.60 including 86 cents from the $71 million impact of the discrete tax items. The stock repurchase program had a favorable impact of 13 cents and net income had a positive impact of 23 cents, while currency effects had a 7 cents negative impact on earnings per share.

Cash Flow and Balance Sheet

Operations generated $403 million in cash before investing activities and $195 million after these activities, compared to $324 million and $94 million last year. This year, cash flow has been boosted by $33 million, primarily from the sale of former manufacturing facilities in the U.K. and U.S. and by $39 million from factoring agreements.

Capital expenditures, net amounted to $215 million, and depreciation and amortization to $223 million compared to $232 million and $235 million, respectively, last year. Capital expenditures, net in 2006 were reduced by $33 million of asset sales.

Despite dividends and stock buy-backs of $237 million, net debt ncreased during the year by only $90 million thanks to the strong operating cash flow. Net debt to capitalization increased to 28% from 27% at the beginning of the year. Gross interest-bearing debt decreased by $164 million to $1,102 million, primarily as a result of the retirement of the Eurobond.

During the first nine months, equity increased by $69 million despite stock repurchases of $155 million and dividends of $112 million. Equity was favorably impacted by $299 million from net income, $21 million from effects of exercises of stock-related compensations and $18 million from currency effects.

Return on equity improved to 17% from 12% almost entirely due to the release of tax reserves, while return on capital employed stood unchanged at 16%.

Headcount

Total headcount (employees plus temporary hourly workers) increased by approximately 1,200 during the quarter to 41,300 and by 2,500 during the nine-month period. However, in high-cost countries headcount decreased by 400 and 800, respectively. Accordingly, 1,600 jobs were added in low-cost countries during the quarter and 3,300 during the nine-month period. Both numbers are all-time highs.

Currently, 46% of headcount and 49% of employees excluding temporaries are in low-cost countries compared to 39% and 42%, respectively, a year ago. The reduction in high-cost countries focused on the number of permanent employees, which dropped by 1,500 during the nine-month period. As a result, 19% of headcount in high-cost countries are temporaries compared to 16% at the beginning of the year.

Prospects

Due to several recently announced cuts in light vehicle production, forecasting is unusually difficult. In the recent volatile forecasts, light vehicle production in the Triad is expected to be flat during the fourth quarter. However, in North America and in Western Europe light vehicle production is expected to drop by 8% and 2%, respectively. At the same time, several new vehicles will be launched and the temporary negative vehicle model mix for Autoliv improves. As a result, Autoliv is likely to offset the negative light vehicle production effects from the two largest markets and resume its organic growth trend from prior years. Currency effects are expected to boost sales in the fourth quarter by 4%, provided that the mid-October exchange rates prevail. Based on these assumptions, consolidated sales are expected to increase by 6% with the organic sales portion estimated to increase by 2%. Accordingly, organic sales for the full year 2006 are now expected to come within 1% of the 2005 level.

Gross margin is expected to remain unchanged at 20.5% from the fourth quarter 2005 despite higher raw material prices and distressed suppliers. R,D&E expenditures are expected to increase due to a strong order-intake and other activities, mainly in safety electronics. As published last year, these expenditures had a 0.9 percentage point (or $13 million) positive effect in the fourth quarter 2005 due to unexpectedly high engineering income and low R,D&E expense. Since these effects are not expected to be as significant as last year, operating margin in the fourth quarter 2006 should approximate 8.5%, comparable to the underlying level in the fourth quarter 2005.

The effective tax rate for the fourth quarter is forecasted to be approximately 32%.

Other Significant Events
  $57 million has been released from the Company's tax reserves due to a recently completed tax examination in the U.S. and the subsequent closing, on September 18, of the statute of limitations covering the tax returns for the six years since the formation of Autoliv Inc. on May 1, 1997 through December 31, 2002.
  During the quarter, 933,300 shares of Autoliv stock were repurchased for $52 million at an average cost of $56.08 per share. During the nine-month period, 2.8 million shares for $155 million were repurchased at an average cost of $54.81 per share. Since the repurchase program was adopted in 2000, 22.8 million shares have been repurchased at an average cost of $37.32 per share. Under the existing authorizations, an additional 7.2 million shares can be repurchased.
  Autoliv has been awarded development and supply contracts for a new safety electronics technology where the central vehicle stability sensing function is integrated into the airbag control unit. This world-first electronics architecture will reduce complexity and provide substantial cost savings for these safety systems.
  Mr. Benoît Marsaud, former Vice President Manufacturing and President of Autoliv Europe, has been appointed to a newly created position as Chief Operating Officer.
  Autoliv has received a Toyota Technology Award for "the world's first frontal airbag for the rear seat", i.e. Autoliv's Seat Cushion Airbag that has been developed for the Lexus LS460.

Dividend and Next Report

The quarterly dividend has been raised again. This time the increase is 6% to 37 cents per share. The dividend will be paid on December 7, 2006 to shareholders of record as of November 9. The ex-date is November 7, 2006. Autoliv intends to publish the quarterly report for the fourth quarter on February 8, 2007.

"Safe Harbor Statement"

Statements in this report that are not statements of historical facts may be forward-looking statements, which involve risks and uncertainties, including - but not limited to - higher raw material costs or other expenses; a major loss of customers; increased competitive pricing pressure on the Company's business; failure to develop or commercialize successfully new products or technologies; the outcome of pending and future litigation and changes in governmental procedures, laws or regulations, including environmental regulations; plant disruptions or shutdowns due to accidents, natural acts or governmental action; labor disputes; product liability and recall issues; and other difficulties in improving margin or financial performance. In addition, the statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions including currency exchange rate fluctuations and other factors. Except for the Company's ongoing obligation to disclose material information under the federal securities laws, the Company undertakes no obligations to update publicity and forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv's annual report, 10-K report, quarterly reports in the form of 10-Q reports, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company's address. These documents are also available at the SEC's website www.sec.gov and at Autoliv's corporate website www.autoliv.com.

KEY RATIOS
	Quarter July - Sept.		First 9 months		Latest 12	Full Year
	2006	2005	2006	2005	months	2005

Earnings per share 1)	$1.48	$.66	$3.60	$2.45	$4.41	$3.26
Equity per share	29.37	27.93	29.37	27.93	29.37	27.67
Cash dividend paid per share	.35	.30	.99	.85	1.31	1.17
Operating working capital, $ in millions 2)	668	587	668	587	668	518
Capital employed, $ in millions	3,352	3,243	3,352	3,243	3,352	3,193
Net debt, $ in millions 2)	967	814	967	814	967	877
Net debt to capitalization, % 3)	28	25	28	25	28	27

Gross margin, % 4)	19.7	20.2	20.7	20.4	20.7	20.4
Operating margin, % 5)	7.2	7.5	8.4	8.0	8.6	8.3

Return on equity, %	20.6	9.6	17.0	11.7	15.7	11.7
Return on capital employed, %	12.5	13.0	15.9	15.7	16.2	16.1

Average no. of shares in millions 1)	82.1	89.3	83.0	90.9	83.8	89.7
No. of shares at period-end in millions6)	81.2	87.0	81.2	87.0	81.2	83.7
No. of employees at period-end	35,400	34,300	35,400	34.300	35,400	34,100
Headcount at period-end	41,300	39,700	41,300	39,700	41,300	38,800
Days receivables outstanding 7)	83	86	74	76	75	71
Days inventory outstanding 8)	37	36	33	32	34	32

1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts is less than one percent for each period.
2)Non-GAAP measure; for reconciliation see tables below.
3)Net debt in relation to net debt, minority and equity.
4)Gross profit relative to sales.
5)Operating income relative to sales.
6)Excluding dilution and net of treasury shares.
7)Outstanding receivables relative to average daily sales.
8)Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF INCOME (Dollars in millions, except per share data)

	Quarter July - Sept.		First 9 months		Latest 12	Full Year
	2006	2005	2006	2005	months	2005
Net sales
- Airbag products	$925.8	$934.3	$3,030.3	$3,152.0	$3,967.9	$4,089.6
- Seatbelt products	484.8	457.4	1,556.1	1,587.9	2,083.5	2,115.3
Total net sales	1,410.6	1,391.7	4,586.4	4,739.9	6,051.4	6,204.9

Cost of sales	(1,132.4)	(1,110.5)	(3,634.9)	(3,772.1)	(4,799.7)	(4,936.9)
Gross profit	278.2	281.2	951.5	967.8	1,251.7	1,268.0

Selling, general & administrative expenses	(79.3)	(78.2)	(242.8)	(249.1)	(324.7)	(331.0)
Research, development & engineering expenses	(94.6)	(88.8)	(307.8)	(310.2)	(383.4)	(385.8)
Amortization of intangibles	(3.7)	(3.9)	(11.3)	(11.3)	(15.5)	(15.5)
Other income (expense), net	1.3	(6.0)	(5.8)	(20.3)	(8.5)	(23.0)
Operating income	101.9	104.3	383.8	376.9	519.6	512.7

Equity in earnings of affiliates	1.5	1.1	4.6	5.1	6.6	7.1
Interest income	1.7	1.4	6.4	5.8	7.3	6.7
Interest expense	(12.2)	(11.4)	(33.8)	(35.9)	(42.0)	(44.1)
Other financial items, net	(1.1)	(.3)	(3.7)	(.6)	(3.5)	(.4)
Income before income taxes	91.8	95.1	357.3	351.3	488.0	482.0

Income taxes	34.9	(33.7)	(43.9)	(119.8)	(97.3)	(173.2)
Minority interests in subsidiaries	(5.0)	(2.3)	(14.3)	(8.9)	(21.6)	(16.2)
Net income	$121.7	$59.1	$299.1	$222.6	$369.1	$292.6

Earnings per share 1)	$1.48	$.66	$3.60	$2.45	$4.41	$3.26
1)Assuming dilution and net of treasury shares. The difference between basic and dilutive per share amounts are less than one percent for each period.

CONSOLIDATED BALANCE SHEETS (Dollars in millions)

	Sept. 30	June 30	March 31	Dec. 31	Sept. 30
	2006	2006	2006	2005	2005
Assets
Cash & cash equivalents	$131.9	$125.8	$315.9	$295.9	$106.9
Receivables	1,245.3	1,278.3	1,271.8	1,149.0	1,255.0
Inventories	513.4	491.3	475.9	485.4	489.1
Other current assets	174.8	163.9	245.8	232.2	261.4
Total current assets	2,065.4	2,059.3	2,309.4	2,162.5	2,112.4

Property, plant & equipment, net	1,127.7	1,120.9	1,092.0	1,080.7	1,088.0
Investments and other non-current assets	157.7	158.2	151.1	142.9	132.6
Goodwill assets, net	1,532.3	1,532.4	1,526.8	1,524.8	1,526.7
Intangible assets, net	144.9	147.0	150.6	154.3	156.7
Total assets	$5,028.0	$5,017.8	$5,229.9	$5,065.2	$5,016.4

Liabilities and shareholders' equity
Short-term debt	$118.8	$82.0	$499.3	$508.4	$547.3
Accounts payable	697.5	743.4	702.0	682.6	692.4
Other current liabilities	598.0	650.4	665.6	573.3	624.8
Total current liabilities	1,414.3	1,475.8	1,866.9	1,764.3	1,864.5

Long-term debt	982.8	959.2	812.3	757.1	472.2
Pension liability	58.9	56.6	53.1	49.6	77.8
Other non-current liabilities	110.1	110.9	113.3	112.4	114.2
Minority interests in subsidiaries	77.1	72.2	70.5	65.7	58.2
Shareholders' equity	2,384.8	2,343.1	2,313.8	2,316.1	2,429.5
Total liabilities and shareholders' equity	$5,028.0	$5,017.8	$5,229.9	$5,065.2	$5,016.4

CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in millions)

	Quarter July - Sept.		First 9 months		Latest 12	Full Year
	2006	2005	2006	2005	months	2005

Net income	$121.7	$59.1	$299.1	$222.6	$369.1	$292.6
Depreciation and amortization	74.1	72.7	222.8	234.7	297.0	308.9
Deferred taxes and other	(2.8)	12.9	(2.0)	36.0	(31.7)	6.4
Changes in operating assets and liabilities	(91.0)	(20.8)	(117.2)	(169.2)	(77.0)	(129.0)
Net cash provided by operating activities	102.0	123.9	402.7	324.1	557.4	478.9

Capital expenditures, net	(84.1)	(65.6)	(214.8)	(232.3)	(293.0)	(310.5)
Acquisitions of businesses and other, net	6.4	.6	6.8	2.2	12.5	7.9
Net cash used in investing activities	(77.7)	(65.0)	(208.0)	(230.1)	(280.5)	(302.6)
Net cash before financing1)	24.3	58.9	194.7	94.0	276.9	176.3

Net increase (decrease) in short-term debt	30.3	36.5	(318.6)	(97.5)	(423.0)	(201.9)
Issuance of long-term debt	28.5	136.6	323.7	351.5	893.7	921.5
Repayments and other changes in long-term debt	-	(71.4)	(158.5)	(140.3)	(340.5)	(322.3)
Dividends paid	(28.7)	(26.8)	(82.1)	(77.2)	(109.6)	(104.7)
Shares repurchased	(52.4)	(132.6)	(155.1)	(233.3)	(299.6)	(377.8)
Stock options exercised	.6	.7	6.1	4.3	6.4	4.6
Other, net	(3.1)	.2	(3.4)	(5.0)	(3.3)	(4.9)
Effect of exchange rate changes on cash	6.6	(2.2)	29.2	(18.8)	23.9	(24.1)
Increase (decrease) in cash and cash equivalents	6.1	(.1)	(164.0)	(122.3)	24.9	66.7

Cash and cash equivalents at period-start	125.8	107.0	295.9	229.2	107.0	229.2
Cash and cash equivalents at period-end	$131.9	$106.9	$131.9	$106.9	$131.9	$295.9
1) Non-GAAP measure comprised of the total of "Net cash provided by operating activities" and "Net cash used in investing activities".
Components in Sales Increase/Decrease (Dollars in millions) Quarter July - September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(6.2)	(44.9)	(4.6)	(19.4)	11.2	13.8	17.0	21.8	(2.0)	(28.7)
Currency effects	6.6	47.7	(.1)	(.4)	(3.7)	(4.6)	3.8	4.9	3.4	47.6
Acquisitions/Divestitures	-	-	-	-	-	-	-	-	-	-
Reported change	.4	2.8	(4.7)	(19.8)	7.5	9.2	20.8	26.7	1.4	18.9

9 months January - September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	(6.9)	(181.7)	(.8)	(10.4)	9.5	38.2	14.3	58.0	(2.0)	(95.9)
Currency effects	(1.5)	(40.8)	.1	1.4	(6.8)	(27.5)	2.2	9.3	(1.2)	(57.6)
Acquisitions/Divestitures	-	-	-	-	-	-	-	-	-	-
Reported change	(8.4)	(222.5)	(.7)	(9.0)	2.7	10.7	16.5	67.3	(3.2)	(153.5)

Reconciliation of "Operating working capital" to U.S. GAAP measure

	Sept. 30	June 30	March 31	December 31	Sept. 30
	2006	2006	2006	2005	2005

Total current assets	$2,065.4	$2,059.3	$2,309.4	$2,162.5	$2,112.4
Total current liabilities	(1,414.3)	(1,475.8)	(1,866.9)	(1,764.3)	(1,864.5)
Working capital	651.1	583.5	442.5	398.2	247.9
Cash and cash equivalents	(131.9)	(125.8)	(315.9)	(295.9)	(106.9)
Short-term debt	118.8	82.0	499.3	508.4	547.3
Derivative asset and liability, current	.1	(.4)	(100.9)	(92.9)	(101.0)
Dividends payable	30.1	28.9	26.5	-	-
Operating working capital	$668.2	$568.2	$551.5	$517.8	$587.3

Reconciliation of "Net debt" to U.S. GAAP measure

	Sept. 30	June 30	March 31	December 31	Sept. 30
	2006	2006	2006	2005	2005

Short-term debt	$118.8	$82.0	$499.3	$508.4	$547.3
Long-term debt	982.8	959.2	812.3	757.1	472.2
Total debt	1,101.6	1,041.2	1,311.6	1,265.5	1,019.5
Cash and cash equivalents	(131.9)	(125.8)	(315.9)	(295.9)	(106.9)
Debt-related derivatives	(2.8)	(2.4)	(101.0)	(92.7)	(99.0)
Net debt	$966.9	$913.0	$894.7	$876.9	$813.6